As filed with the Securities and Exchange Commission on January 28, 2008.
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
____________

SIMTROL, INC.
(Exact name of registrant as specified in its charter)

Delaware	58-2028246
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

520 Guthridge Court
Suite 250
Norcross, GA 30092
(Address of Principal Executive Offices)

SIMTROL 2002 EQUITY INCENTIVE PLAN
(Full title of the plan)

Richard W. Egan
Chief Executive Officer
Simtrol, Inc.
520 Guthridge Court
Suite 250
Norcross, GA 30092
(770) 242-7566
(Name, address and telephone number, including area code, of agent for service)

Copy to:

Oby T. Brewer III, Esq.
Morris, Manning & Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road, N.E.
Atlanta, Georgia 30326-1044
(404) 233-700

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, Par Value $0.001 Per Share	6,000,000	$0.75	$4,500,000	$184.20

(1) This Registration Statement shall, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), be deemed to cover such additional shares as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions with respect to the shares registered hereunder. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

(2) The maximum aggregate offering price is estimated in accordance with Rule 457(c) & (h)(1) under the Securities Act solely for the purpose of calculating the registration fee and is equal to the product resulting from multiplying 6,000,000, the number of shares registered by this Registration Statement, by $0.75, the average of the high and low sales prices of the common stock as reported on the Over the Counter Bulletin Board on January 24, 2008.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Omitted *

Item 2.	Registrant Information and Employee Plan Annual Information.

Omitted *

*Separately given to participants. Pursuant to the rules for filing a Registration Statement on Form S-8, such information is contained in a document which does not constitute a part of this Registration Statement but which shall, together with the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, constitute a prospectus under Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation Of Certain Documents By Reference.

Simtrol, Inc. (hereinafter sometimes the “Company” or the “Registrant”) hereby incorporates by reference in this Registration Statement its Prospectus and the following documents:

(a)	The Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006;

(b)
All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report referred to in (a) above;

(c)
The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A, as filed with the Securities and Exchange Commission (the “Commission”), pursuant to the Exchange Act on November 1, 1991; and

(d)
All documents filed by the Company pursuant to Sections13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents, except to the extent that such documents provide that the information is furnished to, and not filed with, the Commission or shall not otherwise be incorporated by reference.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall be deemed, except as so modified and superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable, the class of securities offered is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company's Certificate of Incorporation provides that in actions other than in the right of the Company, the Company indemnifies directors and officers of the Company against costs, charges, expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Company.

With respect to actions by or in the right of the Company, the Company indemnifies directors and officers of the Company against costs, charges and expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of any action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company; except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the court shall deem proper.

The indemnification provisions contained in the Company's Certificate of Incorporation are substantially coextensive with the provisions of Section 145 of the Delaware General Corporation Law, which sets forth the applicable terms, conditions and limitations governing the indemnification of officers, directors and other persons.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Index to Exhibits attached to this Registration Statement is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s Annual Report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Norcross, State of Georgia, on January 25, 2008.

SIMTROL, INC. By: /s/ Richard W. Egan_ Richard W. Egan Chief Executive Officer By: /s/ Stephen N. Samp Stephen N. Samp Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard W. Egan Richard W. Egan	Chief Executive Officer and Director (principal executive officer)	January 25, 2008

/s/ Stephen N. Samp Stephen N. Samp	Chief Financial Officer (principal financial and accounting officer)	January 25, 2008

/s/ Dallas S. Clement Dallas S. Clement	Chairman of the Board of Directors	January 25, 2008

/s/ Edward S. Redstone Edward S. Redstone	Director	January 25, 2008

/s/ Larry M. Carr Larry M. Carr	Director	January 25, 2008

/s/ Adam D. Senter Adam D. Senter	Director	January 25, 2008

/s/ Thomas J. Stallings Thomas J. Stallings	Director	January 25, 2008

INDEX TO EXHIBITS

The following exhibits are filed with or incorporated by reference into this report. The exhibits which are denominated by an asterisk (*) were previously filed as a part of, and are hereby incorporated by reference from either (i) the Post-Effective Amendment No. 1 to the Company's Registration Statement on Form S-18 (File No. 33-27040-D) (referred to as “S-18 No. 1”), (ii) the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006 (referred to as “2006 10-KSB”), (iii) the Company’s Current Report on Form 8-K filed September 18, 2007, (referred to as “8-K”), (iv) the Company’s 2002 proxy statement on Schedule 14A (referred to as “2002 Proxy Statement”), or (v) the Company’s 2007 proxy statement on Schedule 14A (referred to as “2007 Proxy Statement”) .

Exhibit Number	Description of Exhibit

3.1*	Certificate of Incorporation as amended through March 8, 2007 (2006 10-KSB)

3.2*	Certificate of Amendment to Certificate of Incorporation (2007 Proxy Statement)

3.3*	Amended Bylaws of the Company as presently in use (S-18 No. 1, Exhibit 3.2)

10.1*	2002 Equity Incentive Plan (2002 Proxy Statement)

10.2*	Amendment to 2002 Equity Incentive Plan (2007 Proxy Statement)

5.1	Opinion of Morris, Manning & Martin, LLP as to the legality of the securities being registered.

23.1	Consent of Marcum & Kliegman LLP

23.2	Consent of Morris, Manning & Martin, LLP (contained in their opinion filed as Exhibit 5.1)